Exhibit 10.9

May 7, 2019

Dear Mike,

I am pleased to confirm your new position of Chief Financial Officer of SciPlay Corporation reporting directly to the Chief Executive Officer.  More details for this position are listed below:

Employer	SciPlay Parent Company, LLC (the “Company”)

Annual Base Salary	$ 317,498.00

Incentive Compensation Opportunities

•                  Eligibility for participation in the Short Term Incentive Program (STIP)*

•                  Eligibility for participation in the Senior Executive Incentive Program (SEIP)*

•                  Eligibility for grants made in connection with the SciPlay Corporation Long-Term Incentive Plan (LTIP)*

STIP Target (as % of base salary)	50%

Effective Date of Change	The date of the consummation of the initial public offering of a minority stake in Scientific Games Corporation’s Social Gaming business (the “Social IPO”)

*           Subject to the terms and conditions, including the performance criteria, for the STIP, SEIP and LTIP approved by the Board of SciPlay Corporation, which will be communicated to you separately.

This position is conditioned on your signing the Company’s Employee Intellectual Material, Secrecy, Non-Competition & Non-Solicitation Agreement.  All other conditions not mentioned in this letter but which are contained in your original offer letter or subsequent letters will continue to apply.  Nothing in this memorandum constitutes a contract of employment and your employment with the Company remains “at-will.”  In the event that Scientific Games Corporation determines not to consummate the Social IPO, this offer shall be null and void ab initio.

Thank you for your continued hard work, passion and dedication.  We appreciate you and all that you do.

Yours sincerely,

Joshua Wilson
Chief Executive Officer

Acknowledge and Accept Terms and Conditions:

/s/ Michael Cody
Michael Cody

SciPlay Corporation

6601 Bermuda Road, Las Vegas, Nevada 89119